Exhibit 99.1


FOR IMMEDIATE RELEASE                     FOR INFORMATION CONTACT:
                                          Insignia Financial Group, Inc.
                                          Ronald Uretta
                                          Chief Operating Officer and
                                          Treasurer
                                          (864) 239-1692


                    INSIGNIA ANNOUNCES ORGANIZATIONAL CHANGES


GREENVILLE, SC, August 21, 1996 -- Insignia Financial Group, Inc. (NYSE:IFS) today announced that two of its senior officers have assumed additional responsibilities.

      Ronald Uretta has been appointed to the new position of Chief Operating Officer. He will continue to serve as Treasurer and will report to Andrew L. Farkas, Insignia's Chairman, President and Chief Executive Officer. Mr. Uretta will be directly responsible for Corporate Accounting, Human Resources, Corporate Facilities Management, and Information Technology.

      James A. Aston, who as a member of the Office of the Chairman has been the principal financial architect of most of Insignia's corporate finance and acquisition structures developed over the last several years, has been designated as the Company's Chief Financial Officer. He will continue to report directly to Mr. Farkas.

      In commenting on these organizational changes, Mr. Farkas stated, "Insignia's growth has brought the Company to a revenue level of $225 million per year. Our growth and diversification have also resulted in the creation of a national organization that spans over 500 cities and 49 states and includes over 9,000 employees. We are sharing vast resources between and among our operating units. Our size and capital requirements have also become increasingly complex; today, having raised well in excess of $1 billion of external capital since 1992, we deal with both public and private capital markets for debt and equity. Now, more than ever before, it is essential to assure more appropriate communication between and among our people, to properly allocate our resources and to insure continuity in our policies and practices. Therefore, we have made these organizational changes to recognize the managerial skills of these two individuals and to insure our ability to meet these objectives."

      Insignia is a full service real estate service organization performing property management, commercial and retail leasing, investor services, partnership accounting, and real estate investment banking services for various ownership entities including approximately 900 limited partnerships having approximately 400,000 limited partners.

      Insignia commenced operations in December 1990. Insignia is the largest manager of multifamily residential properties in the United States and is among the largest managers of commercial property. It currently provides property and/or asset management services for over 2,600 properties including approximately 295,000 units of multifamily residential housing and approximately 109 million square feet of commercial property

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